EXHIBIT 99.1
News from Xerox Holdings Corporation
Xerox Releases Fourth-Quarter and Full-Year Results
Integration momentum drives Q4 results in line with guidance; adjusted1 operating income expected to grow more than $200 million in 2026

Financial Summary
Q4 2025
•Revenue of $2.03 billion, up 25.7 percent, or 23.6 percent in constant currency1. On a pro forma2 basis, revenue down 9.0 percent.
•GAAP net (loss) of $(73) million, or $(0.60) per share, an increased loss of $52 million or $(0.40) per share, year-over-year, respectively.
•Adjusted1 net (loss) of $(8) million, or $(0.10) per share, down $57 million or $(0.46) per share, year-over-year, respectively.
•Adjusted1 operating margin of 5.0 percent, down 140 basis points year-over-year.
•Operating cash flow of $208 million, down $143 million year-over-year.
•Free cash flow1 of $184 million, down $150 million year-over-year.
FY 2025
•Revenue of $7.02 billion, up 12.9 percent, or 12.2 percent in constant currency1. On a pro forma2 basis, revenue down 7.6 percent.
•GAAP net (loss) of $(1.03) billion, or $(8.25) per share, an improvement of approximately $0.3 billion or $2.50 per share, year-over-year, respectively. 2024 includes an after-tax non-cash goodwill impairment charge of $1.0 billion, or $8.17 per share.
•Adjusted1 net (loss) of $(62) million, or $(0.60) per share, down $197 million or $1.57 per share, year-over-year, respectively.
•Adjusted1 operating margin of 3.5 percent, down 140 basis points year-over-year.
•Operating cash flow of $224 million, down $287 million year-over-year.
•Free cash flow1 of $133 million, down $334 million year-over-year.

* 2025 free cash flow guidance did not anticipate the accounting treatment of pre-existing intercompany balances between Xerox and Lexmark. U.S. GAAP requires it to be recorded within operating cash flow instead of being treated as part of the purchase price within investing. Because of this, following Q3 earnings we reclassified $43 million from investing cash flow to operating cash flow. This adjustment had no impact on actual cash, no impact on underlying cash generation, and no impact on Q4 free cash flow.
NORWALK, Conn., Jan. 29, 2026 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2025 fourth-quarter and full-year results and guidance for 2026.
“We continue to execute with discipline in a difficult macro backdrop, including the lingering effects of government uncertainty and rising memory costs. The Lexmark integration is advancing ahead of plan, and the teams are delivering tangible synergies,” said Steve Bandrowczak, chief executive officer at Xerox. “These efforts contributed to a better‑than‑expected operating income and free cash flow performance this quarter. As demand trends begin to stabilize, we’re seeing new opportunities emerge, leading to a pipeline that is larger than it was this time last year.”

Strategic Milestones
Q4/FY 2025
•Lexmark synergy realization ahead of plan; reaffirm at least $300 million integration synergy target
•IT Solutions pro forma bookings*, billings*, and revenue grew double digits in 2025
•Announced the launch of the Xerox™ TriShield 360 Cyber Solution within IT Solutions
•Channel expansion strategy paying dividends with onboarding of 12 new U.S. dealers in 2025
•Paid down $366 million of debt, net, since the close of the Lexmark acquisition on July 1, 2025
* Inclusive of ~$24 million of intercompany transactions.

Fourth-Quarter Key Financial Results

(in millions, except per share data)	Q4 2025	Q4 2024	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue	$2,028	$1,613	25.7% AC 23.6% CC1	(9.0)% AC
Gross Profit	$579	$502	$77	$(136)
Gross Margin	28.6%	31.1%	(250) bps	(350) bps
RD&E %	3.5%	2.9%	(60) bps
SAG %	21.3%	23.4%	210 bps
Pre-Tax (Loss)[3]	$(61)	$(4)	$(57)
Pre-Tax (Loss) Margin[3]	(3.0)%	(0.2)%	(280) bps
Gross Profit - Adjusted[1]	$594	$509	$85	$(144)
Gross Margin - Adjusted[1]	29.3%	31.6%	(230) bps	(380) bps
Operating Income - Adjusted[1]	$102	$104	$(2)
Operating Income Margin - Adjusted[1]	5.0%	6.4%	(140) bps
GAAP Diluted (Loss) per Share[3]	$(0.60)	$(0.20)	$(0.40)
Diluted (Loss) Per Share - Adjusted[1]	$(0.10)	$0.36	$(0.46)
Full-Year Key Financial Results

(in millions, except per share data)	FY 2025	FY 2024	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue	$7,022	$6,221	12.9% AC 12.2% CC1	(7.6)% AC
Gross Profit	$1,901	$1,960	$(59)	$(314)
Gross Margin	27.1%	31.5%	(440) bps	(140) bps
RD&E %	3.3%	3.1%	(20) bps
SAG %	23.6%	24.7%	110 bps
Pre-Tax Loss[3]	$(488)	$(1,216)	$728
Pre-Tax Loss Margin[3]	(6.9)%	(19.5)%	NM
Gross Profit - Adjusted[1]	$2,052	$2,011	$41	$(429)
Gross Margin - Adjusted[1]	29.2%	32.3%	(310) bps	(270) bps
Operating Income - Adjusted[1]	$248	$302	$(54)
Operating Income Margin - Adjusted[1]	3.5%	4.9%	(140) bps
GAAP Diluted (Loss) per Share[3]	$(8.25)	$(10.75)	$2.50
Diluted (Loss) Per Share - Adjusted[1]	$(0.60)	$0.97	$(1.57)

Fourth-Quarter Segment Results

(in millions)	Q4 2025	Q4 2024	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue
Print and Other	$1,873	$1,500	24.9%	(9.0)%
IT Solutions	158	114	38.6%	(8.1)%
Intersegment Elimination[4]	(3)	(1)	NM	NM
Total Revenue	$2,028	$1,613	25.7%	(9.0)%
Profit
Print and Other	$109	$128	(14.8)%	(50.5)%
IT Solutions	9	—	NM	NM
Corporate Other[5]	(16)	(24)	(33.3)%	(40.7)%
Total Profit	$102	$104	(1.9)%	(48.0)%

Full-Year Segment Results

(in millions)	FY 2025	FY 2024	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue
Print and Other	$6,272	$5,864	7.0%	(8.2)%
IT Solutions	761	358	112.6%	(0.8)%
Intersegment Elimination[4]	(11)	(1)	NM	NM
Total Revenue	$7,022	$6,221	12.9%	(7.6)%
Profit
Print and Other	$279	$396	(29.5)%	(40.5)%
IT Solutions	42	—	NM	162.5%
Corporate Other[5]	(73)	(94)	(22.3)%	(25.2)%
Total Profit	$248	$302	(17.9)%	(37.6)%
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1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
3.Refer to the “Non-GAAP Financial Measures - Adjusted Net Income and EPS reconciliation” section of this release for a discussion of significant items impacting full-year 2025 and 2024, as well as their related impacts on Diluted EPS. Full-year 2024 included a pre-tax non-cash goodwill impairment charge of approximately $1.1 billion (approximately $1.0 billion after-tax), or $8.17 per share.
4.Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
5.Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.

2026 Guidance
•Revenue: Above $7.5 billion
•Adjusted 1 Operating Income: $450-$500 million
•Free cash flow1: ~ $250 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 EPS, which excludes the Goodwill impairment charge, a tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, Reinvention-related costs, as well as Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted 1 operating income and margin, which exclude the EPS adjustments noted above, except the tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as the remainder of Other expenses, net from pre-tax (loss) and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow 1, which is operating cash flow less capital expenditures.
_____________
1 Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statement
This presentation and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.
Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.
These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.
Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
Greg Stein, Xerox, +1-203-598-9080, Greg.Stein@xerox.com
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2025	2024	2025	2024
Revenues
Sales	$1,068	$656	$3,283	$2,378
Services, maintenance, rentals and other(1)	960	957	3,739	3,843
Total Revenues	2,028	1,613	7,022	6,221
Costs and Expenses
Cost of sales	717	445	2,367	1,562
Cost of services, maintenance, rentals and other(1)	732	666	2,754	2,699
Research, development and engineering expenses	71	47	230	191
Selling, administrative and general expenses	431	377	1,654	1,537
Goodwill impairment	—	—	—	1,058
Restructuring and related costs, net	(2)	5	66	112
Amortization of intangible assets	33	43	83	73
Divestitures	—	(4)	(4)	47
Other expenses, net	107	38	360	158
Total Costs and Expenses	2,089	1,617	7,510	7,437
Loss before Income Taxes(2)	(61)	(4)	(488)	(1,216)
Income tax expense	12	17	541	105
Net Loss	(73)	(21)	(1,029)	(1,321)
Less: Preferred stock dividends, net	(3)	(3)	(14)	(14)
Net Loss attributable to Common Shareholders	$(76)	$(24)	$(1,043)	$(1,335)

Basic Loss per Share	$(0.60)	$(0.20)	$(8.25)	$(10.75)
Diluted Loss per Share	$(0.60)	$(0.20)	$(8.25)	$(10.75)
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(1)Services, maintenance, rentals and other revenues include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $29 million and $33 million for the three months ended December 31, 2025 and 2024, respectively, and $126 million and $151 million for the year ended December 31, 2025 and 2024, respectively. Cost of services, maintenance, rentals and other include the related cost of financing of $20 million and $24 million for the three months ended December 31, 2025 and 2024, respectively, and $86 million and $106 million for the year ended December 31, 2025 and 2024, respectively.
(2)Referred to as "Pre-tax loss" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net Loss	$(73)	$(21)	$(1,029)	$(1,321)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	13	(260)	305	(120)
Unrealized (losses) gains, net	(2)	5	(10)	9
Changes in defined benefit plans, net	135	70	93	88
Other Comprehensive Income (Loss), Net	146	(185)	388	(23)

Comprehensive Income (Loss), Net	$73	$(206)	$(641)	$(1,344)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$512	$576
Accounts receivable (net of allowance of $73 and $69, respectively)	1,148	796
Billed portion of finance receivables (net of allowance of $3 and $2, respectively)	46	48
Finance receivables, net	510	608
Inventories	1,016	695
Other current assets	378	212
Total current assets	3,610	2,935
Finance receivables due after one year (net of allowance of $42 and $55, respectively)	846	1,089
Equipment on operating leases, net	299	245
Land, buildings and equipment, net	390	251
Intangible assets, net	921	236
Goodwill, net	2,194	1,937
Deferred tax assets	81	615
Other long-term assets	1,479	1,057
Total Assets	$9,820	$8,365
Liabilities and Equity
Short-term debt and current portion of long-term debt	$231	$585
Accounts payable	1,498	1,023
Accrued compensation and benefits costs	235	227
Accrued expenses and other current liabilities	1,267	784
Total current liabilities	3,231	2,619
Long-term debt	4,016	2,814
Pension and other benefit liabilities	1,054	1,088
Post-retirement medical benefits	173	154
Other long-term liabilities	673	386
Total Liabilities	9,147	7,061

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	128	124
Additional paid-in capital	1,183	1,137
Retained earnings	2,444	3,514
Accumulated other comprehensive loss	(3,311)	(3,699)
Xerox Holdings shareholders’ equity	444	1,076
Noncontrolling interests	5	4
Total Equity	449	1,080
Total Liabilities and Equity	$9,820	$8,365

Shares of Common Stock Issued and Outstanding	128,044	124,435

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Cash Flows from Operating Activities
Net Loss	$(73)	$(21)	$(1,029)	$(1,321)

Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation and amortization	107	97	331	274
Provisions	18	18	85	110
Inventory-related purchase accounting adjustment - noncash	—	—	102	—
Effective settlement of pre-existing relationship between Lexmark and Xerox	—	—	(43)	—
Net gain on sales of businesses and assets	1	(5)	(5)	(8)
Divestitures	—	(4)	(4)	47
Stock-based compensation	12	14	45	52
Goodwill impairment	—	—	—	1,058
Restructuring and asset impairment charges	(2)	7	67	87
Payments for restructurings	(28)	(20)	(69)	(78)
Non-service retirement-related costs	21	6	78	80
Contributions to retirement plans	(38)	(31)	(161)	(145)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(16)	53	(57)	71
Decrease (increase) in inventories	111	14	(12)	(122)
Increase in equipment on operating leases	(38)	(29)	(126)	(107)
Decrease in finance receivables	151	167	489	663
Decrease (increase) in other current and long-term assets	17	(30)	21	(14)
Increase (decrease) in accounts payable	20	95	24	(48)
Decrease in accrued compensation	(14)	—	(53)	(78)
(Decrease) increase in other current and long-term liabilities	(16)	36	42	(47)
Net change in income tax assets and liabilities	(3)	(4)	476	40
Net change in derivative assets and liabilities	(11)	1	(12)	10
Other operating, net	(11)	(13)	35	(13)
Net cash provided by operating activities	208	351	224	511
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(24)	(17)	(91)	(44)
Proceeds from sales of businesses and assets	23	8	79	35
Acquisitions, net of cash acquired	—	(161)	(674)	(161)
Other investing, net	(3)	(2)	(12)	(28)
Net cash used in investing activities	(4)	(172)	(698)	(198)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(166)	(78)	504	(85)
Purchases of capped calls	—	—	—	(23)
Dividends	(6)	(34)	(71)	(141)
Payments to acquire treasury stock, including fees	—	(5)	—	(8)
Other financing, net	(1)	(5)	(29)	(14)
Net cash (used in) provided by financing activities	(173)	(122)	404	(271)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(16)	4	(28)
Increase (decrease) in cash, cash equivalents and restricted cash	30	41	(66)	14
Cash, cash equivalents and restricted cash at beginning of period	535	590	631	617
Cash, Cash Equivalents and Restricted Cash at End of Period	$565	$631	$565	$631

Fourth Quarter 2025 Overview
Fourth quarter results continued to be impacted by macroeconomic challenges, including ongoing uncertainty related to tariffs and government funding. These headwinds weighted on transactional Print equipment sales while the recent increase in DRAM (dynamic random-access memory) prices have increased product costs and are having the greatest impact on our IT Solutions business. We anticipate a modest impact on our Print business in the first half of the year with more significant impact on pricing and availability in the second half of the year. We are taking actions to mitigate these cost pressures.
While macroeconomic headwinds continue to impact results, activity picked up following the end of the government shutdown, page volume declines moderated, and branded supplies usage was stable with revenue flat year-over- year, excluding Lexmark. We enter 2026 with a higher pipeline than this time last year, and cancellation rates and renewal rates improved in 2025, giving us confidence in improving underlying trends in 2026. In addition, actions undertaken through Reinvention, have provided Xerox with a flexible, simplified operating structure, allowing the company to more quickly adapt in an uncertain operating landscape.
Equipment sales of $485 million in the fourth quarter 2025 increased 23.4% in actual currency, or 21.1% in constant currency1, as compared to the fourth quarter 2024, and included a 35.2-percentage point benefit from the acquisition of Lexmark. Total equipment installations increased 96.4% including Lexmark, offset by legacy Xerox declines concentrated in the high-end and mid-range level equipment categories. Excluding Lexmark, equipment sales declined 11.8% in actual currency reflecting lower installations, including the exit of certain production print manufacturing operations in prior years. On a pro forma2 basis, fourth quarter 2025 revenue declined 10.4%, due to the impacts noted above, as well as backlog3 fluctuations.
Post-sale revenue of approximately $1.54 billion increased 26.5% in actual currency, or 24.3% in constant currency1, as compared to fourth quarter 2024. Fourth quarter 2025 post-sale revenue included a 30.9-percentage point benefit and a 4.5-percentage point benefit from the acquisitions of Lexmark and ITsavvy, respectively. Excluding these acquisitions, post sale revenue declined 8.9-percentage points in actual currency reflecting lower managed print services4 revenue, driven by lower outsourcing, print services, and rental revenue. Post sale revenue was also adversely affected by intentional reductions in non-strategic revenue, such as paper and financing revenue, and the effects of geographic and offering simplification. These impacts were partially offset by the benefits of currency and a modest increase in supplies revenue. On a pro forma2 basis, fourth quarter 2025 revenue decreased 8.6%, due to the impacts noted above, partially offset by the benefit of higher sales to distributors in the fourth quarter 2025.
Pre-tax (loss) of $(61) million for the fourth quarter 2025 increased by $57 million as compared to pre-tax (loss) of $(4) million in the fourth quarter 2024. Pre-tax (loss) margin of (3.0)% increased 2.8-percentage points as compared to fourth quarter 2024 pre-tax (loss) margin of (0.2)% and included a 1.3-percentage point benefit from the Lexmark acquisition and a 0.5-percentage point benefit from ITsavvy. The increase in the fourth quarter 2025 pre-tax (loss) margin is primarily due to higher Other expenses, net, which included higher non-financing interest expense related to the recently completed borrowings in support of the Lexmark acquisition, repayment of existing borrowings, and general corporate purposes, higher RD&E and SAG due to the Lexmark acquisition and ITsavvy, as well as the impact of product cost increases and incremental tariff-related costs. These impacts were partially offset by higher gross profit, benefits associated with Reinvention-related cost and productivity actions, and recent pricing initiatives. On a pro forma2 basis fourth quarter 2025 pre-tax (loss) improved by $99 million, while fourth quarter 2025 pre-tax (loss) margin improved by 4.2-percentage points mainly due to the impacts noted above.
Adjusted1 operating income of $102 million decreased by $2 million as compared to fourth quarter 2024 primarily due to higher product costs and incremental tariff-related costs, lower financing revenue, as well as unfavorable revenue mix driven by lower outsourcing revenue. These impacts were partially offset by productivity and cost savings related to the Company's Reinvention, as well as recent price increases which helped mitigate higher tariffs. On a pro forma2 basis fourth quarter 2025 adjusted2 operating income decreased $94 million, due primarily to the impacts noted above.
We expect revenue above $7.5 billion in actual currency, adjusted1 operating income in the range of $450 million to $500 million, and free cash flow1 of approximately $250 million in 2026. Guidance reflects approximately $50 million of revenue headwinds and approximately $40 million of adjusted1 operating income headwinds from Xerox Financial Services, primarily due to forward flow dynamics. Free cash flow1 guidance reflects approximately $335 million of forward flow benefits, $290 million of net interest expense, and $160 million of pension contributions.

Lexmark Acquisition
On July 1, 2025, Xerox Corporation completed its previously announced acquisition of all of the issued and outstanding equity securities of Lexmark International II, LLC (Lexmark) from Ninestar Group Company Limited (the Seller), for total consideration transferred from Lexmark of approximately $768 million, which included Cash and cash equivalents acquired of $93 million. As part of the Lexmark Acquisition, we effectively settled a pre-existing net payable of $43 million with Lexmark. The settlement is presented as an operating cash outflow to reflect the nature of the underlying net liability.
We continue to expect over $1/share of accretion associated with the Lexmark transaction, despite a slightly higher than expected cost of funding. Based on U.S. tariffs currently proposed, we expect no material impact from tariffs on Lexmark’s results. Lexmark has a large manufacturing facility in Juarez, Mexico that can support all expected imports of branded product into the U.S. market on a USMCA compliant basis.
Reportable Segment Change
Beginning in the first quarter of 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been conformed to reflect the Company’s current reportable segments. See APPENDIX II - Reportable Segments.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(3)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware.
(4)Previously known as contractual print services, and includes revenues from service, maintenance and rentals. IT solutions and digital services are not included in managed print services.

Financial Review
Revenues

	Three Months Ended December 31,					% of Total Revenue
(in millions)	2025	2024	% Change	CC % Change	Pro Forma(1) % Change	2025	2024
Equipment sales	$485	$393	23.4%	21.1%	(10.4)%	24%	24%
Post sale revenue	1,543	1,220	26.5%	24.3%	(8.6)%	76%	76%
Total Revenue	$2,028	$1,613	25.7%	23.6%	(9.0)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Loss:
Sales	$1,068	$656	62.8%	60.4%	(9.1)%
Less: IT Products(2)	(100)	(74)	35.1%	36.1%	(14.5)%
Less: Supplies, paper and other sales	(483)	(189)	155.6%	152.0%	(6.6)%
Equipment Sales	$485	$393	23.4%	21.1%	(10.4)%

Services, maintenance, rentals and other(3),(4)	$960	$957	0.3%	(1.7)%	(8.9)%
Add: IT Products(2)	100	74	35.1%	36.1%	(14.5)%
Add: Supplies, paper and other sales	483	189	155.6%	152.0%	(6.6)%
Post Sale Revenue	$1,543	$1,220	26.5%	24.3%	(8.6)%

Segments
Print and Other	$1,873	$1,500	24.9%	22.4%	(9.0)%	92%	93%
IT Solutions	158	114	38.6%	38.9%	(8.1)%	8%	7%
Intersegment elimination (5)	(3)	(1)	NM	NM	NM	—%	—%
Total Revenue(6)	$2,028	$1,613	25.7%	23.6%	(9.0)%	100%	100%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)IT Products reflect IT hardware, software solutions and services, provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions, for further information.
(3)Services, maintenance, rentals and other revenues include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $29 million and $33 million for the three months ended December 31, 2025 and 2024, respectively.
(4)Services, maintenance, rentals and other revenue include IT services support of $55 million and $39 million for the three months ended December 31, 2025 and 2024, respectively, provided by our IT Solutions segment.
(5)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(6)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2025	2024	B/(W)		Pro Forma(1) B/(W)
Gross Profit	$579	$502	$77		$(136)
RD&E	71	47	(24)		9
SAG	431	377	(54)		50

Equipment Gross Margin	12.0%	27.4%	(15.4)	pts.	(2.8)	pts.
Post sale Gross Margin	33.7%	32.4%	1.3	pts.	(3.9)	pts.
Total Gross Margin	28.6%	31.1%	(2.5)	pts.	(3.5)	pts.
RD&E as a % of Revenue	3.5%	2.9%	(0.6)	pts.	0.1	pts.
SAG as a % of Revenue	21.3%	23.4%	2.1	pts.	0.3	pts.

Pre-tax (Loss)	$(61)	$(4)	$(57)		$99
Pre-tax (Loss) Margin	(3.0)%	(0.2)%	(2.8)	pts.	4.2	pts.

Adjusted(2) Operating Income	$102	$104	$(2)		$(94)
Adjusted(2) Operating Income Margin	5.0%	6.4%	(1.4)	pts.	(3.8)	pts.
_____________
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2025	2024
Non-financing interest expense	$80	$31
Interest income	(3)	(4)
Non-service retirement-related costs	21	6
Currency losses, net	6	—
Gains on sales of businesses and assets	—	(5)
Litigation matters	6	(1)
Forfeitures from defined contribution plan	(10)	—
All other expenses, net	7	11
Other expenses, net	$107	$38

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended December 31,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2025
Revenues	$1,873	$158	$2,031	$(3)	$—	$2,028
% of Total Revenue	92%	8%	100%
Segment Profit	$109	$9	$118	—	$(16)	$102
Segment Margin(3)	5.8%	5.8%				5.0%

2024
Revenues	$1,500	$114	$1,614	$(1)	$—	$1,613
% of Total Revenue	93%	7%	100%
Segment Profit	$128	$—	$128	—	$(24)	$104
Segment Margin(3)	8.5%	—%				6.4%

2024 Pro Forma(4)
Revenues	$2,058	$172	$2,230	$(1)	$—	$2,229
% of Total Revenue	92%	8%	100%
Segment Profit	$220	$3	$223	—	$(27)	$196
Segment Margin(3)	10.7%	1.7%			NM	8.8%
_____________
(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue. IT Solutions segment margin is net of Intersegment Elimination.
(4)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes our recent Lexmark Acquisition. In addition, the segment includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products.

Revenue

	Three Months Ended December 31,
(in millions)	2025	2024	% Change	Pro Forma(1) % Change
Equipment sales	$485	$393	23.4%	(10.4)%
Post sale revenue (2)	1,388	1,107	25.4%	(8.5)%
Total Print and Other Revenue	$1,873	$1,500	24.9%	(9.0)%
_____________
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)Post sale revenue includes financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $29 million and $33 million for the fourth quarter 2025 and 2024, respectively.

Detail by product group is shown below.

	Three Months Ended December 31,					% of Equipment Sales
	As Reported				Pro Forma(1)	As Reported		Pro Forma(1)
(in millions)	2025	2024	% Change	CC % Change	% Change	2025	2024	2024
Entry	$168	$60	180.0%	180.3%	102.4%	35%	15%	15%
Mid-range	258	260	(0.8)%	(2.3)%	(27.9)%	53%	66%	66%
High-end	52	68	(23.5)%	(24.6)%	(44.7)%	11%	17%	18%
Other	7	5	40.0%	40.0%	16.7%	1%	2%	1%
Equipment Sales (1)	$485	$393	23.4%	21.1%	(10.4)%	100%	100%	100%
_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.

IT Solutions
The IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and other managed IT services. It is comprised of our ITsavvy acquisition, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.

Revenue

	Three Months Ended December 31,
(in millions)	2025	2024	% Change	Pro Forma(1) % Change
IT Products(2)	$100	$74	35.1%	(14.5)%
IT Services(3)	55	39	41.0%	1.9%
Intersegment revenue (4)	3	1	NM	NM
Total IT Solutions	$158	$114	38.6%	(8.1)%
__________
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.

(3)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

2025 Segment Review
The following are our 2025 segment results on a pro forma1 basis reflecting the recent acquisition of Lexmark. Pro forma1 segment results for the third and fourth quarter 2025 are not applicable as Lexmark's results are included in our reported results as of July 1, 2025, the effective date of the acquisition.

(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(2)	Corporate Other(3)	Total
Q1 2025
Revenues	$1,747	$164	$1,911	$(1)	$—	$1,910
Segment Profit	70	5	75	—	(28)	47
Segment Margin(4)	4.0%	3.1%				2.5%

Q2 2025
Revenues	$1,854	$213	$2,067	$(3)	$—	$2,064
Segment Profit	99	10	109	—	(19)	90
Segment Margin(4)	5.3%	4.8%				4.4%

2025
Revenues	$3,601	$377	$3,978	$(4)	$—	$3,974
Segment Profit	169	15	184	—	(47)	137
Segment Margin(4)	4.7%	4.0%				3.4%
_____________
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(3)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(4)Segment margin is based on total revenue.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.

Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the fourth quarter 2025 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Goodwill impairment charge
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Divestitures
•Loss on early extinguishment of debt
•Reinvention-related costs
•Lexmark - settlement of pre-existing employment agreements
•Lexmark - inventory-related purchase accounting adjustment
•Lexmark - fixed asset-related purchase accounting adjustment
•Lexmark acquisition financing - escrow interest, net
•Commitment fee expense
•PARC donation - income tax
•Deferred tax asset valuation allowance
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other, as well as fixed asset and inventory-related purchase accounting adjustments related to the recent acquisition of Lexmark.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions and pay dividends.

Adjusted Net Income and EPS reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
(in millions, except per share amounts)	Net (Loss)	Diluted EPS	Net (Loss) Income	Diluted EPS	Net (Loss)	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$(73)	$(0.60)	$(21)	$(0.20)	$(1,029)	$(8.25)	$(1,321)	$(10.75)
Adjustments:
Goodwill Impairment	—		—		—		1,058
Inventory-related impact - exit of certain production print manufacturing operations	4		7		24		51
Restructuring and related costs, net	(2)		5		66		112
Amortization of intangible assets	33		43		83		73
Divestitures	—		(4)		(4)		47
Loss on early extinguishment of debt	1		1		5		(2)
Non-service retirement-related costs	21		6		78		80
Reinvention-related costs	5		12		17		12
Transaction and related costs, net	2		7		34		(31)
Lexmark - settlement of pre-existing employment agreements	1		—		25		—
Lexmark - inventory-related purchase accounting adjustment(2)	—		—		102		—
Lexmark - fixed asset-related purchase accounting adjustment	13		—		29		—
Lexmark acquisition financing - escrow interest, net (3)	—		—		12		—
Commitment fee expense(4)	—		—		22		—
Goodwill Impairment Income Tax	—		—		—		(43)
PARC Donation Income Tax	—		—		20		—
Deferred tax asset valuation allowance(5)	—		8		517		169
Income tax on adjustments(6)	(13)		(15)		(63)		(70)
Adjusted	$(8)	$(0.10)	$49	$0.36	$(62)	$(0.60)	$135	$0.97

Dividends on preferred stock used in adjusted EPS calculation(7)		$3		$3		$14		$14
Weighted average shares for adjusted EPS(7)		128		127		126		126
Fully diluted shares at end of period(8)		128
_____________
(1)Full-year 2025 Net (Loss) and Diluted (Loss) per Share include the following: Q1-25 charge to tax expense related to the establishment of $59 million of valuation allowances, or $0.47 per diluted share, and $14 million of after-tax financing-related charges, or $0.14 per diluted share, related to our debt offering; Q2-25 charge of $22 million ($17 million after-tax) of interest and financing-related charges, net, or $0.17 per diluted share, related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes, and $28 million of tax expense, or $0.22 per diluted share, related to interest expense that was not deductible according to tax guidelines in place as of June 30, 2025; Q3-25 inventory-related purchase accounting adjustment, related to the recent acquisition of Lexmark, of $85 million ($102 million pre-tax) or $0.67 per diluted share, and a tax expense charge of $467 million, or $3.69 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. Fourth quarter 2024 Net (Loss) and Diluted (Loss) per Share, include a $37 million pre-tax ($28 million after-tax) write-off of intangibles, or $0.22 per share, and $19 million of pre-tax ($15 million after-tax) Reinvention and transaction-related costs, net or $0.12 per share. Full-year 2024 Net (Loss) and Diluted (Loss) per Share include the following: Q1-24 $100 million after-tax Reinvention-related charge, or $0.81 per share, primarily related to the exit of certain Production Print manufacturing operations and geographic simplification; Q2-24 $23 million ($17 million after-tax), or $0.14 per share, related to insurance proceeds from a legal settlement for the reimbursement of certain legal and other professional costs, associated with the terminated proposal to acquire HP Inc. in early 2020; Q3-24 an approximately $1.0 billion after-tax (approximately $1.1 billion pre-tax) non-cash goodwill impairment charge, or $8.17 per diluted share, a tax expense charge of $161 million, or $1.30 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability; Q4-24 $37 million pre-tax ($28 million after-tax) write-off of intangibles, or $0.22 per share, and $19 million of pre-tax ($15 million after-tax) Reinvention and transaction-related costs, net or $0.12 per share. The tax expense charges related to the establishment of valuation allowances in the third quarter 2025 and 2024, respectively, were excluded due to their unique nature and significant impacts which are not considered part of our core operations.
(2)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.
(3)Reflects net interest expense on net proceeds received from debt issuances which were placed in escrow to fund the Lexmark Acquisition.
(4)Primarily reflects fees related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes, which includes: the private offering of $400 million in aggregate principal amount of 10.250% Senior Secured First Lien Notes due 2030 and $500 million aggregate principal amount of 13.500% Senior Secured Second Lien Notes Due in 2031; the private offering of $250 million aggregate principal amount of 13.00% Senior Notes due 2030; and an incremental term loan borrowing of $327 million under the First Lien Term Loan Credit Agreement.
(5)Reflects the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability.
(6)Refer to Adjusted Effective Tax Rate reconciliation.
(7)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(8)Reflects common shares outstanding at December 31, 2025, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the fourth quarter 2025. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, as well shares granted under stock-based compensation programs, all of which were anti-dilutive for the fourth quarter 2025.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended December 31,
	2025			2024
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(61)	$12	(19.7)%	$(4)	$17	(425.0)%
Deferred tax asset valuation allowance(2)	—	—		—	(8)
Non-GAAP adjustments(2)	78	13		77	15
Adjusted	$17	$25	147.1%	$73	$24	32.9%

	Year Ended December 31,
	2025			2024
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(488)	$541	(110.9)%	$(1,216)	$105	(8.6)%
Goodwill impairment	—	—		1,058	43
Income tax on PARC donation(2)	—	(20)		—	—
Deferred tax asset valuation allowance(2)	—	(517)		—	(169)
Non-GAAP adjustments(2)	493	63		342	70
Adjusted	$5	$67	1,340.0%	$184	$49	26.6%
___________
(1)Pre-tax (loss) and income tax expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended December 31,
	2025			2024
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(73)	$2,028		$(21)	$1,613
Income tax expense	12			17
Pre-tax loss	$(61)	$2,028	(3.0)%	$(4)	$1,613	(0.2)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	4			7
Lexmark - fixed asset-related purchase accounting adjustment	13			—
Restructuring and related costs, net	(2)			5
Amortization of intangible assets	33			43
Divestitures	—			(4)
Reinvention-related costs	5			12
Transaction and related costs, net	2			7
Lexmark - settlement of pre-existing employment agreements	1			—
Other expenses, net (2)	107			38
Adjusted	$102	$2,028	5.0%	$104	$1,613	6.4%

	Year Ended December 31,
	2025			2024
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(1,029)	$7,022		$(1,321)	$6,221
Income tax expense	541			105
Pre-tax loss	$(488)	$7,022	(6.9)%	$(1,216)	$6,221	(19.5)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	24			51
Lexmark - fixed asset-related purchase accounting adjustment	29			—
Lexmark - inventory-related purchase accounting adjustment(3)	102			—
Goodwill impairment	—			1,058
Restructuring and related costs, net	66			112
Amortization of intangible assets	83			73
Divestitures	(4)			47
Reinvention-related costs	17			12
Transaction and related costs, net	34			7
Lexmark - settlement of pre-existing employment agreements	25			—
Other expenses, net (2)	360			158
Adjusted	$248	$7,022	3.5%	$302	$6,221	4.9%
_____________
(1)Net (Loss) and Revenues.
(2)Includes non-service retirement-related costs. In addition, fourth quarter and full-year 2025 include $80 million and $248 million of non-financing interest expense, respectively, as compared to fourth quarter and full-year 2024 of $31 million and $119 million, respectively. The increases in the fourth quarter and full-year 2025 relate to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes.
(3)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.

Adjusted Gross Profit and Margin

	Three Months Ended December 31,
(in millions)	2025		2024
Revenue(1)	$2,028		$1,613
Cost of revenue (1)	(1,449)		(1,111)
Gross Profit and Margin	579	28.6%	502	31.1%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	4		7
Lexmark - fixed asset-related purchase accounting adjustment	11		—
Adjusted Gross Profit and Margin	$594	29.3%	$509	31.6%

	Year Ended December 31,
(in millions)	2025		2024
Revenue(1)	$7,022		$6,221
Cost of revenue (1)	(5,121)		(4,261)
Gross Profit and Margin	1,901	27.1%	1,960	31.5%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	24		51
Lexmark - inventory-related purchase accounting adjustment(2)	102		—
Lexmark - fixed asset-related purchase accounting adjustment	25		—
Adjusted Gross Profit and Margin	$2,052	29.2%	$2,011	32.3%
_____________
(1)Total Revenues and cost of revenues
(2)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.

Free Cash Flow reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Reported(1)	$208	$351	$224	$511
Capital expenditures	(24)	(17)	(91)	(44)
Free Cash Flow	$184	$334	$133	$467
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income

FY 2026
(in millions)	Profit
Estimated(1)	~ $(100)
Adjustments:
Restructuring and related costs, net	30
Amortization of intangible assets	120
Other expenses, net(2)	425
Adjusted (3)	~ $450 - $500
_____________
(1)Pre-tax (loss)
(2)Other expenses, net includes approximately $290 million of non-financing interest expense, net, and approximately $80 million related to non-service retirement-related costs.
(3)Adjusted pre-tax income reflects the adjusted operating income guidance midpoint of $475 million.

Free Cash Flow

(in millions)	FY 2026
Operating Cash Flow (1)	~$360
Capital expenditures	(110)
Free Cash Flow	~$250
_____________
(1)Net cash provided by operating activities.

Pro Forma Basis
To better understand the trends in our business, we discuss our 2025 operating results by comparing them against 2024 pro forma results, which include estimated results for both Lexmark and ITsavvy for the comparable period presented. ITsavvy is included in our 2025 reported results as the effective date of acquisition was November 20, 2024. Lexmark is included in our 2025 results as of July 1, 2025, the effective date of acquisition. Accordingly, we have included ITsavvy and Lexmark's 2024 pro forma results for comparable periods presented. We refer to comparisons against these adjusted 2024 results as “pro-forma” basis comparisons. ITsavvy and Lexmark's 2024 historical results have been adjusted to reflect fair value adjustments related to inventory, real and personal property (equipment and computer hardware and software), right of use assets and liabilities, and intangible assets. In addition, adjustments were made to conform both ITsavvy and Lexmark's accounting policies to those of Xerox, including accrued rebates, inventory and other material non-recurring costs associated with the acquisitions. We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of these acquisitions. We believe the pro forma basis comparisons allow investors to have a better understanding and additional perspective of the expected trends in our business as well as the impact of these acquisitions on the Company’s operations.
Certain pro forma monetary amounts, percentages, and other financial figures included in the Company’s fourth quarter 2025 earnings materials, including the prepared remarks, investor presentation, and press release have been subject to rounding adjustments. Accordingly, minor differences may exist among such materials. These variances, which result solely from rounding, are not considered material.

Pro Forma Revenues and Key Financial Ratios

	Three Months Ended December 31,
(in millions)	As Reported		Pro Forma(4)	Change B/(W)	Pro Forma(4) Change B/(W)
	2025	2024	2024
Revenues
Equipment sales	$485	$393	$541	23.4%	(10.4)%
Post sale revenue	1,543	1,220	1,688	26.5%	(8.6)%
Total Revenues	$2,028	$1,613	$2,229	25.7%	(9.0)%

Sales	$1,068	$656	$1,175	62.8%	(9.1)%
Less: IT Products(1)	(100)	(74)	(117)	35.1%	(14.5)%
Less: Supplies, paper and other sales	(483)	(189)	(517)	155.6%	(6.6)%
Equipment Sales	$485	$393	$541	23.4%	(10.4)%

Services, maintenance, rentals and other(2),(3)	$960	$957	$1,054	0.3%	(8.9)%
Add: IT Products(1)	100	74	117	35.1%	(14.5)%
Add: Supplies, paper and other sales	483	189	517	155.6%	(6.6)%
Post Sale Revenue	$1,543	$1,220	$1,688	26.5%	(8.6)%

Segments
Print and Other	$1,873	$1,500	$2,058	24.9%	(9.0)%
IT Solutions	158	114	172	38.6%	(8.1)%
Intersegment elimination (5)	(3)	(1)	(1)	NM	NM
Total Revenue	$2,028	$1,613	$2,229	25.7%	(9.0)%

Total Gross Profit	$579	$502	$715	$77	$(136)

Gross Margin
Equipment	12.0%	27.4%	14.8%	(15.4)	(2.8)	pts.
Post sale	33.7%	32.4%	37.6%	1.3	(3.9)	pts.
Total Gross Margin	28.6%	31.1%	32.1%	(2.5)	(3.5)	pts.

RD&E	$71	$47	$80	$(24)	$9
RD&E as a % of Revenue	3.5%	2.9%	3.6%	(0.6)	0.1	pts.

SAG	431	377	$481	$(54)	$50
SAG as a % of Revenue	21.3%	23.4%	21.6%	2.1	0.3	pts.
__________
(1)IT Products reflect IT hardware, software solutions and services, provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions for further information.
(2)Services, maintenance, rentals and other revenue include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $29 million and $33 million for the three months ended December 31, 2025 and 2024, respectively.
(3)Services, maintenance, rentals and other revenue include IT services support of $55 million and $39 million for the three months ended December 31, 2025 and 2024, respectively, provided by our IT Solutions segment.
(4)Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(5)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

Pro Forma Total Revenue

	Year Ended December 31,
(in millions)	Pro Forma(1)		Pro Forma(1) Change B/(W)
	2025	2024
Revenues
Equipment sales	$1,700	$1,861	(8.7)%
Post sale revenue	6,262	6,759	(7.4)%
Total Revenues	$7,962	$8,620	(7.6)%
__________
(1)Reflects the inclusion of Lexmark and ITsavvy as if they were acquired on January 1, 2024.
Pro Forma Gross Margin

	Year Ended December 31,
(in millions)	Pro Forma(1)		Pro Forma(1) Change B/(W)
	2025	2024
Total Gross Profit	$2,276	$2,590	$(314)

Gross Margin
Equipment	19.7%	17.8%	1.9	pts.
Post sale	31.0%	33.4%	(2.4)	pts.
Total Gross Margin	28.6%	30.0%	(1.4)	pts.
__________
(1)Reflects the inclusion of Lexmark and ITsavvy as if they were acquired on January 1, 2024.

Pro Forma Print and Other Revenue

	Three Months Ended December 31,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change
(in millions)	2025	2024	2024
Equipment sales	$485	$393	$541	23.4%	(10.4)%
Post sale revenue (2)	1,388	1,107	1,517	25.4%	(8.5)%
Total Print and Other Revenue	$1,873	$1,500	$2,058	24.9%	(9.0)%
_____________
(1)Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)Post sale revenue includes financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $29 million and $33 million for the As Reported three months ended December 31, 2025 and 2024, respectively.

Detail by product group is shown below.

	Three Months Ended December 31,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change	Pro Forma(1) % of Equipment Sales
(in millions)	2025	2024	2024
Entry	$168	$60	$83	180.0%	102.4%	15%
Mid-range	258	260	358	(0.8)%	(27.9)%	66%
High-end	52	68	94	(23.5)%	(44.7)%	18%
Other	7	5	6	40.0%	16.7%	1%
Equipment Sales (2)	$485	$393	$541	23.4%	(10.4)%	100%
_____________
(1)Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)Refer to Appendix II, Reportable Segments, for definitions.
Pro Forma IT Solutions Revenue

	Three Months Ended December 31,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change
(in millions)	2025	2024	2024
IT Products(2)	$100	$74	$117	35.1%	(14.5)%
IT Services(3)	55	39	54	41.0%	1.9%
Intersegment revenue (4)	3	1	1	NM	NM
Total IT Solutions	$158	$114	$172	38.6%	(8.1)%
_____________
(1)Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(2)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(3)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

Pro Forma Non-GAAP Financial Measures
Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Pro Forma Adjusted Gross Profit and Margin

	Three Months Ended December 31,
	Pro Forma(2)		Pro Forma(2)
(in millions)	2025		2024
Revenue(1)	$2,028		$2,229
Cost of revenue(1)	(1,449)		(1,514)
Gross Profit and Margin	579	28.6%	715	32.1%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	4		7
Lexmark - inventory-related purchase accounting adjustment(3)	—		—
Lexmark - fixed asset-related purchase accounting adjustment	11		16
Adjusted Gross Profit and Margin	$594	29.3%	$738	33.1%

	Year Ended December 31,
	Pro Forma(2)		Pro Forma(2)
(in millions)	2025		2024
Revenue(1)	$7,962		$8,620
Cost of revenue(1)	(5,686)		(6,030)
Gross Profit and Margin	2,276	28.6%	2,590	30.0%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	24		51
Lexmark - inventory-related purchase accounting adjustment(3)	—		92
Lexmark - fixed asset-related purchase accounting adjustment	64		60
Adjusted Gross Profit and Margin	$2,364	29.7%	$2,793	32.4%
_____________
(1)Total Revenues and cost of revenues
(2)Fourth quarter 2024 reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition. Full-year 2025 and 2024 reflects the inclusion of Lexmark and ITsavvy as if they were acquired on January 1, 2024.
(3)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.

Pro Forma Adjusted Operating Income and Margin reconciliation

	Three Months Ended December 31,
	As Reported		Pro Forma(2)
	2025	2024	2024	Change		Pro Forma(2) Change
(in millions)	(Loss) Profit	(Loss) Profit	(Loss) Profit
Reported(1)	$(73)	$(21)	$(218)	$(52)		$145
Income tax expense	12	17	58	(5)		(46)
Pre-tax loss	$(61)	$(4)	$(160)	$(57)		$99
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	4	7	7	(3)		(3)
Lexmark - fixed asset-related purchase accounting adjustment	13	—	16	13		(3)
Reinvention-related costs	5	12	12	(7)		(7)
Restructuring and related costs, net	(2)	5	5	(7)		(7)
Amortization of intangible assets	33	43	226	(10)		(193)
Divestitures	—	(4)	(4)	4		4
Transaction and related costs, net	2	7	7	(5)		(5)
Lexmark - settlement of pre-existing employment agreements	1	—	—	1		1
Other expenses, net (3)	107	38	87	69		20
Adjusted	$102	$104	$196	$(2)		$(94)

Revenue	2,028	1,613	$2,229	$415		$(201)
Pre-tax Loss Margin	(3.0)%	(0.2)%	(7.2)%	(2.8)	pts.	4.2	pts.
Adjusted Operating Income Margin	5.0%	6.4%	8.8%	(1.4)	pts.	(3.8)	pts.
_____________
(1)Net (Loss)
(2)Reflects the inclusion of Lexmark's estimated results from October 1, 2024 through December 31, 2024 and ITsavvy's estimated results from October 1, 2024 through November 19, 2024. ITsavvy's actual results are included in Xerox's reported results beginning on November 20, 2024, the effective date of the acquisition.
(3)Includes non-service retirement-related costs. In addition, fourth quarter 2025 includes $80 million of non-financing interest expense, as compared to $31 million for the fourth quarter 2024, related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes.

APPENDIX I
Xerox Holdings Corporation
Loss per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Basic Loss per Share:
Net Loss	$(73)	$(21)	$(1,029)	$(1,321)
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net loss available to common shareholders	$(76)	$(24)	$(1,043)	$(1,335)
Weighted average common shares outstanding	128,036	124,401	126,473	124,210

Basic Loss per Share	$(0.60)	$(0.20)	$(8.25)	$(10.75)

Diluted Loss per Share:
Net Loss	$(73)	$(21)	$(1,029)	$(1,321)
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net loss available to common shareholders	$(76)	$(24)	$(1,043)	$(1,335)
Weighted average common shares outstanding	128,036	124,401	126,473	124,210
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	—	—	—
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	128,036	124,401	126,473	124,210

Diluted Loss per Share	$(0.60)	$(0.20)	$(8.25)	$(10.75)

The following securities were not included in the computation of diluted loss per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	127	147	127	147
Restricted stock and performance shares	14,340	8,623	14,340	8,623
Convertible preferred stock	6,742	6,742	6,742	6,742
Convertible notes	19,196	19,196	19,196	19,196
Total Anti-Dilutive Securities	40,405	34,708	40,405	34,708

Dividends per Common Share	$0.025	$0.25	$0.20	$1.00

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. During the first quarter of 2025, the Company updated its determination of reportable segments to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, it was determined that there are two reportable segments - Print and Other, and IT Solutions. Prior to this change, the company had determined that there were two reportable segments - Print and Other, and Xerox Financial Solutions (XFS). As a result of this change, prior period reportable segment results have been conformed to reflect the Company’s current reportable segments. Refer to Reportable Segments - Segment Review, for additional information related to these two segments.
During 2024, the Company acquired ITsavvy Acquisition Company, Inc. (ITsavvy), a technology infrastructure solutions provider. As a result of this acquisition, during the first quarter of 2025, we reassessed our operating and reportable segments and determined that, based on the information provided to our CODM, as well as the CEO's management and assessment of the Company's operations, we had two operating and reportable segments - Print and Other, and IT Solutions. We also determined that there were no other businesses that met the requirements to be considered separate operating segments, including our former operating/reporting segment, XFS, whose results are now included in the Print and Other operating/reporting segment.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes our recent acquisition of Lexmark. In addition, the segment includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers.
Our IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and other managed IT services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.